Exhibit 99.2

October 21, 2003

Dear Investors and Analysts,

Please find attached the forward-looking guidance provided during our third quarter 2003 earnings conference call.

Respectfully,

Brad Ellsworth

Investor Relations

Statements in this filing that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include the future level of air travel demand, the Company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS), labor negotiations both at other carriers and the Company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation and inflation. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this filing.

Year-over-year % Increase/(Decrease)
Capacity (ASMs)	Q4 03E	2003E

Domestic	(3)% - (4)%	(3)% - (4)%
Pacific	(16)% - (17)%	(6)% - (7)%
Atlantic	(10)% - (11)%	(12)% - (13)%
System	(7)% - (8)%	(5)% - (6)%

Year-over-year % Increase/(Decrease)
Statistics	Q4 03E	2003E

CASM excluding fuel	2% - 3%	flat - 1%
Fuel Gallons	(11)% - (12)%	(8)% - (9)%
Fuel Price (excluding taxes)	73-77 cts/gal	77- 80 cts/gal

There are no fuel hedges in place for in the fourth quarter, but the projected price in the fourth quarter of 2003 reflects hedge gains previously realized which are worth approximately six cents per gallon.

Fleet

The following fleet guidance includes all firm deliveries and scheduled retirements for the calendar years 2003 and 2004.

		2003	2003
Aircraft	YE02	Deliveries	Retirements	YE03
B747	34	—	(7)	27
B747-F	12	—	—	12
A330	—	5	—	5
DC10	22	—	—	22
B757	63	9	—	72
B727	13	—	(13)	—
A320	76	2	—	78
A319	57	14	(1)	70
DC9	167	—	(2)	165
RJ85*	36	—	—	36
CRJ**	51	24	—	75

Total Jet	531	54	(23)	562

		2004	2004
Aircraft	YE03	Deliveries	Retirements	YE04
B747	27	—	(1)	26
B747-F	12	—	—	12
A330	5	7	—	12
DC10	22	—	(3)	19
B757	72	—	—	72
A320	78	—	—	78
A319	70	—	—	70
DC9	165	—	(2)	163
RJ85*	36	—	—	36
CRJ**	75	28	—	103

Total Jet	562	35	(6)	591

*    Operated and subleased by Mesaba Aviation Inc.

**  Operated and subleased to Pinnacle Airlines, Inc.

Gross Capital Expenditures

	2003E	2004E
Aircraft (including regional jets)	$1.8 B	$1.2 B
Non-aircraft	$0.1 B	$0.1 B
Total	$1.9 B	$1.3 B

Percent of total capital expenditures currently financed is approximately 85 to 90%.